THIS PRICING SUPPLEMENT IS BEING FILED SOLELY TO AMEND THE PRINCIPAL AMOUNT AND STATE THE ADDITION OF BARCLAYS CAPITAL INC. AND MERRILL LYNCH & CO. AS AGENTS TO
          PRICING SUPPLEMENT NO. 18 ORIGINALLY FILED ON MAY 4, 2001.


                                                              Rule 424(b)(3)
                                                              File No. 333-84725

Pricing Supplement No. 18                              Dated: May 3, 2001
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $150,000,000                 Issue Price: 100.00%

Original Issue Date: May 8, 2001               Stated Maturity Date: May 8, 2003

Form: [X] Book-Entry    [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
        (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
        (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
        (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:       [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
                 [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Monthly

Interest Payment Period: Monthly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 8th day of each month, beginning June 8, 2001, up to but excluding the Stated Maturity Date.

Interest Payment Dates (If other than as specified in the Prospectus Supplement): The 8th day of each month,, beginning June 8, 2001, up to and including the Stated Maturity Date.
Interest Determination Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 4.85%

Index Maturity: 1 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                              Minimum Interest Rate:
N/A

Spread (+/-): +.50%                                     Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
        Initial Redemption Date: The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
        Optional Repayment Dates:
        Optional Repayment Prices:

Repayment Provisions:
        (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .096%

Other Provisions:       a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                             NO. 18 UNDER MTN-SERIES J PROGRAM: $1,820,000,00.00
                        b)   CUSIP #42333HNB4

Agents:
First Union Securities                  Merrill Lynch & Co.,
8739 Research Drive                     Merrill Lynch, Pierce, Fenner & Smith
Charlotte, NC 28262                     Incorporated
                                        250 Vesey St.
Barclays Capital Inc.                   New York, NY 10281-1310
222 Broadway, 7th Floor
New York, NY  10038